UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        February 10, 2008

AbitibiBowater Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-33776	98-0526415
(Commission File Number)	(I.R.S. Employer Identification No.)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On February 10, 2008, Abitibi Consolidated Sales Corporation (“Abitibi Consolidated”), an indirect wholly-owned subsidiary of AbitibiBowater Inc. (the “Company”), entered into an Asset and Stock Purchase Agreement (the “Asset Agreement”) with Catalyst Paper Corporation (the “Purchaser”), pursuant to which Abitibi Consolidated sold its Snowflake, Arizona mill and related assets, including the stock of The Apache Railway Company (the “Sale”) for cash consideration of $161 million, excluding working capital of approximately $19 million retained by Abitibi-Consolidated. The Snowflake mill has an annual production capacity of approximately 375,000 tonnes of newsprint. Proceeds from the Sale are intended to be used to repay debt and for general corporate purposes. In connection with the Sale, the Company provided a guarantee of certain of Abitibi Consolidated’s obligations under the Asset Agreement, including certain obligations to indemnify the Purchaser.

The Asset Agreement contains customary representations and warranties, as well as covenants by each of the parties thereto, and indemnification provisions whereby each party agrees to indemnify the other for breaches of representations, warranties, covenants and certain other matters. The closing of the Sale is anticipated to occur in the second quarter of 2008, and is contingent upon regulatory approvals, a financing condition, which is expected to be satisfied in part by a fully backstopped rights offering, and the satisfaction of certain customary closing conditions.

The Sale is required to comply with the requirements set forth by the U.S. Department of Justice in October 2007 for approval of Abitibi-Consolidated Inc.’s combination with Bowater Incorporated.

A copy of the press release issued by the Company on February 11, 2008 announcing the Sale is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABITIBIBOWATER INC.
Date: February 14, 2008	By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon Title: Senior Vice President, Corporate Affairs Chief Legal Officer and Secretary